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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

      This Employment Agreement is dated June 10, 2005. Its parties are NORTH POINTE HOLDINGS CORPORATION, a Michigan corporation ("Company"), and B. MATTHEW PETCOFF ("Executive").

                                   BACKGROUND

      The Executive currently serves in various executive capacities for the Company and its affiliates, including that of Chief Operating Officer, Executive Vice President and Secretary. His services in those capacities are highly important to the Company's continued successful conduct of its business.

      The Company recognizes that circumstances in which a change of control of the Company occurs, through acquisition or otherwise, are highly disruptive and will cause uncertainty about the Executive's future employment with the Company without regard to the Executive's competence or past contributions. This uncertainty may materially adversely affect the Company.

      The Company and the Executive want any proposal for a change of control or acquisition of the Company to be considered by the Executive objectively, with reference only to the best interests of the Company and its shareholders and without undue regard for his own personal interests.

      The Executive will be in a better position to consider the Company's and its shareholders' best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such change of control or acquisition.

      The Company believes it to be in the best interests of its shareholders to enter into this Agreement with the Executive.

      The parties intend that this Agreement supersede and replace in its entirety the Executive's Employment Agreement, dated October 1, 1993, as amended to date.

                                      TERMS

      NOW, THEREFORE, the parties agree as follows:

      1. EMPLOYMENT. The Company employs the Executive and the Executive accepts employment as the Company's Chief Operating Officer, Executive Vice President and Secretary on the terms set forth herein. This employment includes serving as an officer or director of the Company's subsidiaries or affiliates.

      2. TERM OF EMPLOYMENT. The Executive's term of employment under this Agreement shall commence effective as of this Agreement's date, and will continue for a term of

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5 years. The term shall be automatically extended for successive additional one-year periods, unless 90 days prior to the expiration of a term, either the Executive or the Company gives written notice to the other that the term is not to be renewed. The term during which this Agreement is in effect is the "Contract Term". Notwithstanding the foregoing, this Agreement may terminate prior to expiration of its term as provided in Section 9 hereof.

      3. DUTIES OF EXECUTIVE. During the Contract Term, the Executive will perform those tasks and discharge those duties of his positions as set forth in
Section 1 above and similar duties for the Company's subsidiaries. The Company's Board of Directors ("Board") may set forth his positions' particular duties from time to time. The Executive will devote his best efforts and all of his business time, attention and skill to the Company's then-current business and affairs. The Executive's services are to be rendered in the Detroit metropolitan area. Without the Executive's consent, which may be withheld in his discretion, he will not be required to be absent from this metropolitan area more than 45 days in any 12-month period or for more than 14 consecutive days. The Executive shall report to the Board.

      4. COMPENSATION. The Executive initially shall receive an annual base salary of $367,000 for his services hereunder, payable in accordance with the Company's normal payroll practices. The Compensation Committee (the "Compensation Committee") of the Board (or full Board, if there is no Compensation Committee) will review the Executive's base salary not less than once each year. It may be increased or decreased based upon performance, generally prevailing property and casualty insurance industry compensation practices and other factors that the Compensation Committee deems relevant and reasonable. The Compensation Committee may also award bonus compensation to the Executive from time to time, based upon the Company's performance and profitability, in its sole discretion.

      5. BENEFITS. During the Contract Term, the Executive shall be entitled to participate at the highest level in all of the Company's employee benefit plans or arrangements (including all life insurance plans, surgical, medical, dental and hospital expense benefit plans, long-term disability plans, retirement-income plans and profit sharing plans) that are in effect during the Contract term and to receive benefits under those plans on a basis consistent with their overall administration. The Executive also shall be included in all plans providing additional benefits to Company executives of comparable status and position to the Executive, including deferred compensation, life insurance, supplemental retirement, stock option, equity incentive, stock appreciation, stock bonus, cash bonus and similar or comparable plans. One or more of these benefits may be offered by benefit plans maintained by one of the Company's subsidiaries, and in those cases references in this section to the Company include the subsidiary.

      6. VACATION AND SICK LEAVE. The Executive shall be entitled to 8 weeks of vacation per year. The sick leave policies stated in the North Pointe Financial Services Employee Handbook (or any successor handbook applicable to employees of the Company and its subsidiaries generally) shall apply to the Executive.

      7. REIMBURSEMENT OF BUSINESS EXPENSES. Entertainment of business associates benefits the Company and is an essential part of the Executive's duties and responsibilities. The

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Company shall reimburse the Executive for all reasonable business expenses that he incurs in conducting the business of the Company, including reasonable expenditures for dining, entertainment, gifts and travel. In addition, the Executive shall be entitled to reimbursement of up to $30,000 annually for country club and athletic club dues. These amounts are to be considered expenditures by the Company for its benefit. The Executive must furnish to the Company adequate records and other documentary evidence required by federal and state tax statutes and regulations relating to the substantiation of these expenditures as an income tax deduction. Notwithstanding any other provisions in this Agreement, if any of these expenditures are not a proper income tax deduction to the Company as a business expense, the cost of the items shall be deemed additional compensation under this Agreement and shall not reduce any other salary or bonus payment to the Executive.

      8. OTHER BENEFITS. The Company will reimburse the Executive for the following business expenses, which will not be considered taxable compensation to the Executive, but rather expenditures by the Company for its benefit: (a) the Executive will be reimbursed for reasonable expenditures for travel to seminars, board meetings, conventions and other similar events, civic clubs and related expenditures, including dues and meals; (b) the Company shall provide the Executive an automobile allowance of $1,500 per month, subject to agreed-upon increases; and (c) the Company will reimburse the Executive for all fees and dues related to membership in professional organizations and all reasonable expenses related to these memberships. Notwithstanding any other provisions in this Agreement, if any of these expenditures are not a proper income tax deduction to the Company as a business expense, the cost of the items shall be deemed additional compensation under this Agreement and shall not reduce any other salary or bonus payment to the Executive.

      9. TERMINATION OF AGREEMENT.

      (a) AUTOMATIC TERMINATION. This Agreement shall terminate immediately if the Executive dies or becomes disabled. The Executive is "disabled" (and suffers from a "disability") if any of the following occurs:

            (i) A court with jurisdiction over the matter appoints a guardian or conservator over the Executive or his property.

            (ii) The Executive has been determined to be unable to provide for his own basic physical needs such as food, shelter and clothing due to a mental or physical condition for at least six consecutive months, as determined by his regularly attending physician. If the Board does not agree with this physician's determination, it will engage at its expense a physician to examine the Executive. If those two physicians cannot agree on a final opinion, they will choose a third physician, and that physician's opinion will control. The Executive and the Company will evenly divide the expense of the third physician. The Executive consents to these examinations and waives any related patient-physician privileges.

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            (iii) Proceeds are paid under a long-term disability insurance policy on the Executive.

            (iv)  The Executive receives Social Security disability benefits.

      (b) DISCRETIONARY TERMINATION. If any of the following occurs, the Company shall have the right to terminate this Agreement immediately upon giving the Executive advance written notice of the termination:

            (i)   The Executive breaches any material term of this Agreement.

            (ii)  The Executive continuously neglects his employment duties.

            (iii) The Executive commits any acts of gross negligence,
                  dishonesty, embezzlement, fraud, misrepresentation, or intentional disclosure of confidential information related to the Company's business that would be detrimental to the Company if disclosed.

            (iv) The Executive commits acts of habitual illegal substance abuse or drunkenness.

            (v) The Executive is convicted of or pleads guilty or no contest to, a felony or a crime involving moral turpitude.

            (vi) The Executive commits intentional acts that the Board reasonably determines to be substantially detrimental to the Company's best interests, including (without limitation) material violations of the Company's codes of conduct.

      A termination under this subsection will be considered a termination "for cause."

      (c) TERMINATION BY EXECUTIVE FOR CAUSE. If the Company fails to make any payment of base salary or bonus or other amounts provided for in this Agreement to the Executive within 30 days after such payment is due, or otherwise materially breaches this Agreement, the Executive may terminate this Agreement upon giving to the Company 30 days advance written notice of the termination. The Executive shall not be entitled to terminate this Agreement pursuant to this subsection, however, if the Company makes an overdue payment to the Executive or otherwise cures in all material respects the default prior to expiration of the 30-day notice period. Any notice given to the Company pursuant to this subsection shall indicate the reason for termination and the type and amount of any overdue payment.

      (d) TERMINATION BY COMPANY WITHOUT CAUSE. Notwithstanding any other provisions in this Agreement to the contrary, the Company may terminate this Agreement upon giving to the Executive 30 days advance written notice of the termination.

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      10. POST-TERMINATION PAYMENTS.

      (a) COMPENSATION UPON DISCRETIONARY TERMINATION. If this Agreement is terminated for any of the reasons set forth above in Subsection 9(b), the Executive will be entitled to the base salary earned by him prior to the date of the termination as provided for in this Agreement computed pro rata up to and including the date of termination.

      (b) PAYMENT UPON AUTOMATIC TERMINATION. If the Company terminates this Agreement upon the Executive's death or disability pursuant to Section 9(a), the Company shall pay to the Executive (or if the Executive is deceased or disabled to the Executive's estate or personal representative), a monthly sum equal to the highest monthly rate of base salary paid to the Executive during the last full prior calendar year pursuant to Section 4 above, less any disability payments from insurance for which the Company has paid the premiums. If this termination occurs prior to the last day of the Contract Term, these payments shall continue until the last day of the last full calendar month of the full Contract Term, or until Executive reaches 70 years of age, whichever occurs first. In addition, Executive shall also be entitled to payment in an amount equal to 3 times his cash bonus(es) for the last previous full calendar year. Notwithstanding the foregoing, if the Executive is a "specified employee" within the meaning of Internal Revenue Code Section 409A, then to the extent payments described in this Section 10(b) are not considered payments made under a bona fide disability or death benefit plan within the meaning of Code Section 409A, such payments shall be delayed for six (6) months from the date of termination of this Agreement. In such event, all past due payments shall be paid in a lump sum (without interest thereon) as soon as practicable after the six (6)-month waiting period has expired.

      (c) PAYMENT UPON TERMINATION BY EXECUTIVE FOR CAUSE. If this Agreement is terminated by the Executive for cause pursuant to Subsection 9(c), the Executive shall be entitled to his base salary as provided for in this Agreement for the remaining Contract Term plus an amount equal to three (3) times his cash bonus(es) for the last previous full calendar year. Notwithstanding the foregoing, if the Executive is a "specified employee" within the meaning of Internal Revenue Code Section 409A, then such payments shall be delayed for six
(6) months from the date of termination of this Agreement. In such event, all past due payments shall be paid in a lump sum (without interest thereon) as soon as practicable after the six (6)-month waiting period has expired.

      (d) PAYMENT UPON TERMINATION BY COMPANY WITHOUT CAUSE. If this Agreement is terminated by the Company without cause pursuant to Subsection 9(d), the Executive shall be entitled to the greater of (i) his base salary as provided for in this Agreement for the remaining Contract Term or (ii) a termination payment equal to 3 times the sum of (A) the Executive's annual base salary in effect on the Termination Date plus (B) 50% of the cash bonus paid or due to the Executive under the Company's bonus plan applicable to the Executive for the last fiscal year ending prior to the Termination Date. This termination payment shall be paid to the Executive in cash no later than 10 business days after the termination. The Executive shall not be required to mitigate the amount of the termination payment by securing other employment or otherwise, nor will this termination payment be reduced by reason of the Executive securing other employment or for any other reason. Notwithstanding the foregoing, if the Executive is a "specified employee" within the meaning of Internal Revenue Code
Section 409A, then such

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payments shall be delayed for six (6) months from the date of termination of this Agreement. In such event, all past due payments shall be paid in a lump sum (without interest thereon) as soon as practicable after the six (6)-month waiting period has expired.

      11.   CHANGE OF CONTROL.

      (a)   DEFINITIONS. The following definitions are used in this section.

            (i)   A "Change of Control" means any of the following events:

                  A. The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either:

                        (1) The then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or

                        (2) The combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities");

                        provided, however, that any acquisition by an Excluded Person shall not constitute a Change of Control of the Company. For purposes hereof, an "Excluded Person" shall mean any of the following: (x) B. Matthew Petcoff, James
                        G. Petcoff or members of either of their immediate families; (y) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or; (z) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

                  B. Individuals who, as of the day immediately following the closing of the initial public offering of shares of the Company's common

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                        stock (the "Post-Offering Date"), constitute the Board
                        (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Post-Offering Date, whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

                  C. Consummation of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

                  D. A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

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            (ii)  A "Beneficial Owner" of Company shares includes any person who, directly or indirectly, through any contract, understanding, or otherwise has, shares, or within 60 days has the right to acquire, voting power (which includes the power to vote, or to direct the voting of, any such security) and/or investment power (which includes the power to dispose, or to direct the disposition of, any such security) relating to the Company's equity securities.

            (iii) The Executive shall be deemed to have "Good Reason" to terminate his employment with the Company if any of the following events occur without the Executive's express written consent:

                  A. The assignment to the Executive of any duties materially inconsistent with the Executive's positions, duties and responsibilities with the Company or its subsidiaries immediately prior to the Change of Control.

                  B. A reduction in the Executive's base salary in effect immediately prior to the Change of Control.

                  C. A failure by the Company to continue any incentive programs for executives applicable to the Executive immediately prior to the Change of Control, the effect of which failure would be to materially reduce the incentive compensation which would be payable to the Executive but for discontinuance of any such programs.

                  D. The Executive is requested to relocate his office to a location more than 100 miles from its location immediately prior to the Change of Control.

                  E. If the Executive consents to a relocation of his office that necessitates moving from his then current residence ("Prior Residence"), the failure of the Company to pay or reimburse the Executive's reasonable moving expenses and indemnify the Executive against any loss he incurs in the sale of his Prior Residence (such a loss being the amount by which the Prior Residence's actual sales price is exceeded by the higher of the Executive's aggregate investment in the prior Residence or its fair market value as established by an independent appraiser designated by the Executive and acceptable to the Company).

                  F. The Company's failure to continue in effect or adequately replace any benefit or compensation plan or arrangement in which the Executive was participating immediately preceding the Change of Control, or the taking of any action by the Company not required by law which would adversely affect the Executive's participation in or materially reduce Executive's benefits from such a plan.


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      (b) THE EXECUTIVE'S RIGHT TO TERMINATE AGREEMENT. If (i) a Change of
Control has occurred within the preceding 24 months and (ii) there is a significant change in the nature and scope of the Executive's duties as described in this Agreement or prior Board determination or the Executive has Good Reason to terminate, then the Executive shall be entitled (upon giving 30 days advance written notice to the Company within 90 days after the Executive becomes aware of the circumstances constituting Good Reason to terminate) to terminate this Agreement and shall, within 90 days after the effective date of that termination, receive a lump sum amount equal to amounts that would be paid to the Executive if he had been terminated without cause, as described in
Section 10(d). Notwithstanding the foregoing, if the Executive is a "specified employee" within the meaning of Internal Revenue Code Section 409A, then such payment shall be delayed for six (6) months from the date of termination of this Agreement.

      12. TERMINATION PAYMENT MAXIMUM. The parties intend that no portion of any termination payment, or any other payment or benefit under this Agreement, or payments or benefits to or for the benefit of the Executive under any other agreement or plan of the Company, regardless of whether the payment or benefit was paid or provided for prior to a termination discussed in this Agreement (collectively, "Total Payments"), be deemed to be an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code ("Code"). The present value of the Total Payments and any other payments to or for the benefit of the Executive in the nature of compensation, receipt of which are contingent on a Change of Control and to which Code Section 280G applies (in the aggregate "Total Benefits") shall not exceed an amount equal to one dollar less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Code Section 4999 ("Excise Tax") or which the Company may pay without loss of deduction under Code Section 280G(a) . Present value for purposes of this Agreement shall be calculated in accordance with Code Section 280G(d)(4). Within 45 days following a termination or notice by either party to the other of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment, the Executive and the Company, at the Company's expense, shall obtain the opinion of those legal counsel (the opinion of which need not to be unqualified), and certified public accountants as the Executive may choose, which sets forth (a) the amount of the Base Period Income (as defined below) of the Executive, (b) the present value of Total Benefits, and (c) the amount and present value of any excess parachute payments. If these opinions determine that there would be an excess parachute payment, the termination payment or any other payment determined by the counsel or accountant to be includible in the Total Benefits, shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within 30 days of his receipt of the opinion(s). If the Executive fails to so notify the Company, then the Company shall reasonably determine which payment to reduce or eliminate, so that under the bases of calculation set forth in such opinions the Total Benefits paid to the Executive shall be an amount equal to one dollar less than the maximum amount which the Executive may receive without becoming subject to the Excise Tax ("Reduced Amount"). For purposes of this Agreement, the term "Base Period Income" shall be an amount equal to the Executive's "annualized includible compensation" from the Company for the "base period" as defined in Code Sections 280G(d)(1)

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and (2)o. If the Code provisions of Sections 280G and 4999 or any successor provision are repealed without succession this provision shall be of no further effect.

      As a result of the uncertainty in the application of Code Section 280G at the time of the initial determination by legal counsel and accountants as provided in this provision, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount. If the legal counsel and certified public accountants described above, or if Executive's legal counsel, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which such legal counsel believes has a high probability of success or other controlling precedent or substantial authority, determine that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Code
Section 7872(f)(2); provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not reduce the amount which is subject to the excise tax under Code Section 4999. If the Executive's legal counsel, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Code
Section 7872(f)(2). References to Code sections in this Agreement are deemed to include any successor or replacement provisions.

      13. CONFIDENTIALITY OBLIGATIONS; NONCOMPETITION; NONSOLICITATION; NONDISPARAGEMENT.

      (a) Confidentiality. The Executive shall not, at any time during the Contract Term or thereafter, make use of or disclose, directly or indirectly, any (i) Works (as defined in Section 13(e) below), (ii) trade secret or other confidential or secret information of the Company or of any of its affiliates or subsidiaries or (iii) other technical, business, marketing, proprietary, financial, policyholder, pricing or personnel information of the Company or of any of its affiliates or subsidiaries not intended to be available to the public generally or to the competitors of the Company or to the competitors of any of its affiliates or subsidiaries ("Confidential Information"), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the Executive to perform properly the Executive's duties under this Agreement. The Confidential Information is solely the property of the Company. Promptly following the termination of the Contract Term, the Executive shall surrender and return to the Company all Confidential Information and other property of the

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Company and its affiliates and subsidiaries and all information relating to the actual and prospective policyholders of the Company and its affiliates and subsidiaries that the Executive may then possess or have under the Executive's control (together with all copies thereof), including but not limited to records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information.

      (b) Noncompetition. Executive acknowledges that in the course of the Executive's employment with the Company, the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its affiliates and subsidiaries and has established and will establish substantial relationships with certain policyholders, agents, reinsurers and other key business partners of the Company and its affiliates and subsidiaries. The Executive further acknowledges that the Executive's services will be of special, unique and extraordinary value to the Company and its affiliates and subsidiaries. The Executive agrees that during the period of the Executive's employment with the Company, and for a period thereafter of 24 months (the "Noncompetition Period"), the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in an insurance underwriting or agency business activity that is competitive with the business of the Company or its affiliates or subsidiaries, or in any other business being conducted by the Company or any of its subsidiaries as of the termination of the Executive's employment in which the Executive was involved during the Executive's employment, in any geographic area in which the Company or any of its affiliates or subsidiaries is then conducting such business. Nothing in this Section 13 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded so long as the Executive has no active participation in the business of such corporation.

      (c) Nonsolicitation. The Executive further agrees that during the Noncompetition Period, the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee or consultant of the Company or any of its affiliates or subsidiaries to terminate or abandon his or her employment or services for any purpose whatsoever or (ii) in connection with any business to which Section 13(b) applies, call on, service, solicit or otherwise do business with any policyholder (determined as of the effective date of the termination of Executive's employment) of the Company or any of its affiliates or subsidiaries.

      (d) Nondisparagement. Except as otherwise required by applicable law, the Executive agrees not to make, or cause to be made, any oral or written statement, or take any other action, which disparages, criticizes, damages the reputation of, or is hostile to, the Company or its administration, employees, management, officers, shareholders, agents and/or directors. In the event that the Executive violates this provision, including making statements to the media, it will be considered a material breach hereof.

      (e) Definition of Works. As used in this Agreement, "Works" means (i) any inventions, trade secrets, ideas, know-how, developments, designs or original works of authorship, whether or not legally protectable, that the Executive at any time has or will have

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conceived, created, developed, discovered, made or acquired in whole or in part during or pursuant to the course of the Executive's employment relationship with the Company or any of its affiliates, whether such employment relationship was prior to, during or after the Contract Term (such period being the "Relationship Period"), or that in any way relate to the Company or its businesses or the Company's actual or demonstrably anticipated research or development, (ii) any inventions, trade secrets, ideas or original works of authorship that the Executive at any time has or will have conceived, created, developed, discovered or made in whole or in part during or after the Executive's employment with the Company or its affiliates and that are made through the use of any of the Company's Confidential Information, equipment, facilities, materials, supplies, trade secrets or time, or that result from any work performed for the Company or its affiliates and (iii) any part or aspect of any of the foregoing.

      (f) Remedies. The Executive acknowledges that the provisions contained in
Section 13 are reasonable and necessary because of the substantial harm that could be caused to the Company or its affiliates and subsidiaries by the Executive engaging in any of the prohibited or restricted activities contained in such Section. The Executive represents and warrants that the prohibitions and restrictions contained in Section 13 will not impair the Executive's ability to earn a livelihood because the Executive has the ability and experience to engage in employment that will not breach or violate the prohibitions and restrictions contained in such Sections. The parties hereto agree that the Company and its affiliates and subsidiaries would be damaged irreparably in the event that any provision of Section 13 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive and the Company agree that in the event any of the prohibitions or restrictions set forth in Section 13 of this Agreement are found by a court of final and competent jurisdiction to be unreasonable and accordingly unenforceable, it is the purpose and intent of the parties that any prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent permitted by law.

      14. SETTLEMENT OF CONTROVERSY AND EXPENSES.

      (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Oakland County, Michigan, in accordance with the Arbitration Rules of the American Arbitration Association then in effect. The parties will choose the arbitrator, who will not have jurisdiction or authority to change, add to or subtract from any of the provisions of this Agreement. The arbitration decision shall be final and binding and judgment may be entered on the arbitrator's award in any court having jurisdiction. If the parties cannot decide on an arbitrator, the American Arbitration Association shall empanel three arbitrators, as it shall select in accordance with its then applicable rules, who shall hear the controversy and decide all issues (including the allocation of fees and costs) by majority vote.

      (b) Notwithstanding subsection (a) above, either party hereto shall have the right to petition any state or federal court having jurisdiction, to provide equitable relief to enjoin or

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

prohibit ongoing and irreparable injury to the petitioning party due to any violation of this Agreement.

      15. SUCCESSORS; BINDING AGREEMENT

      (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company's business and/or assets, by written agreement in a form satisfactory to the Executive, to agree to perform this Agreement in the same manner that the Company would be required to perform this Agreement if no such succession had taken place. As used in this Agreement, "the Company" shall include any successor to its business and/or assets as aforesaid, which successor executes and delivers the agreement provided for in this section or which otherwise becomes bound by this Agreement's terms by operation of law.

      (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      16. NOTICES. Any notices to be given under this Agreement by a party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses, but each party may change his address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of actual receipt; notices mailed by certified or registered mail shall be deemed communicated as of actual receipt; notices mailed first class shall be deemed communicated as of 5 days after mailing:

      To the Company:            28819 Franklin Road, Suite 300
                                 Southfield, MI 48034
                                 Attn: John H. Berry
                                       Chief Financial Officer

      To the Executive:          B. Matthew Petcoff

                                 __________________
                                 __________________

      17. ENTIRE AGREEMENT. This Agreement supersedes all other agreements, either oral or in writing, between the parties with respect to the Company's employment of the Executive. It contains all of the agreements between the parties with respect to this employment. No modification of this Agreement shall be enforceable unless it is in writing signed by both parties. This Agreement is not assignable by the Executive.

      18. GOVERNING LAW. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Michigan without regard to any of its conflicts of law principles.

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

      19. OPPORTUNITY FOR REVIEW. The Executive acknowledges that he has had an opportunity to consult with counsel separate from that of Company's prior to execution of this Agreement.

      20. PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

                                 "Company"

                                 NORTH POINTE HOLDINGS CORPORATION,
                                 a Michigan corporation

                                 By: /s/ John H. Berry
                                     -----------------------------------
                                     John H. Berry
                                 Its: Chief Financial Officer

                                 "Executive"

                                 /s/ B. Matthew Petcoff
                                 ---------------------------------------
                                 B. MATTHEW PETCOFF

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